SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

___________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

PIEDMONT REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 12, 2026

The date of this Supplement is April 10, 2026

On March 18, 2026, Piedmont Realty Trust, Inc., a Maryland corporation (the “Company”), filed a definitive proxy statement (the “Proxy Statement”) relating to the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). The Company has set Tuesday, May 12, 2026 as the date for the 2026 Annual Meeting. The 2026 Annual Meeting will be held virtually via live webcast at 11:00 a.m. Eastern Time. As previously disclosed, the record date for determining the Company’s stockholders entitled to vote at the 2026 Annual Meeting has been fixed as the close of business on March 4, 2026. This supplement (“Supplement”) further explains the information set forth in Proposal 4 of the Proxy Statement in response to a report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”). Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement.

After making the Proxy Statement available to stockholders, the Company was informed by ISS that the proposal to approve the Third Amended and Restated Omnibus Incentive Plan (the “Incentive Plan” and, as amended and restated, the “A&R Incentive Plan”), which proposes to increase the number of shares of common stock available for issuance by 5,000,000 shares, from 13,666,667 to 18,666,667, received an unfavorable recommendation as determined by ISS. While we respect ISS’s methodology and process, we firmly disagree with its recommendation for the reasons outlined below. Since the inception of the Incentive Plan in 2007, 17,233,272 shares have been awarded, leaving 1,433,395 shares available for future grant which is less than our average annual burn rate of 2,054,206 shares.

The Incentive Plan is designed to attract and retain talented employees, motivate performance over time, and encourage performance that results in increased profitability and stockholder returns. We have historically targeted compensation levels at the median of our peers. For the 2026 Annual Meeting, our approach resulted in ISS recommending a vote “FOR” our 2025 named executive officer compensation say-on-pay proposal. Further, ISS has itself given our executive compensation program a “1” on its Quality Score relative scale, the highest possible rating, indicating the lowest level of risk.

The commentary below provides supplemental information for our stockholders to consider as they vote their shares.

•	Alignment with Stockholder Interests. Our compensation program includes granting equity to our directors and key employees to align their long-term interests with those of our stockholders. We believe that providing at-risk, equity-based compensation is a fundamental component of an effective compensation program.
•	Positive Plan Features. The A&R Incentive Plan includes several stockholder friendly provisions, including (i) no repricing without stockholder approval, (ii) no evergreen provision for the share reserve, (iii) no liberal share recycling, (iv) complete change-in-control vesting disclosure, (v) no dividend payments on unvested equity awards and (vi) a minimum one-year vesting requirement.
•	Prudent Grant Practices. We have a history of prudent grant practices. As of the record date, the Company’s total dilution is approximately 8.2% on a fully diluted basis, and the three-year average burn rate is approximately 0.79% (as compared to a 1.05% benchmark rate for all equity REITs for 2026). These metrics reflect responsible equity award administration and our focus on keeping dilution reasonable.
•	Limited Number of Additional Shares Requested. We are requesting that an additional 5,000,000 shares be made available for issuance under the A&R Incentive Plan. Upon approval of Proposal 4, we will have a sufficient number of shares for approximately 3.1 years – less than half the duration of 8.1 years that ISS calculates. Our calculation, as shown below, is based on the historical utilization rate of our shares and conservative assumptions of share price, discretionary share grants for new hire, retention awards, and maximum payout of performance shares.

Increased Share Reserve and Plan Duration

In the interest of providing up-to-date information, we have updated our current available share count to February 28, 2026 (updated for 2026 grants made after December 31, 2025). The following table details the calculations we used to develop the share reserve and estimated plan duration of approximately three years:

Share Reserve
Proposed Increase in Shares Available for Issuance under A&R Incentive Plan	5,000,000
Number of Shares Available for Future Issuance	1,433,395
Subtotal	6,433,395
Dollar Value Using 200 Day Average Stock Price	$51,781,110
Shares Issuable Upon Exercise of Outstanding Options, Warrants and Rights	4,691,087
Total	11,124,482
Dollar Value Using 200 Day Average Stock Price	$89,538,731

200 Day Average Stock Price	$8.05
Shares Outstanding as of Record Date	125,019,003
Total	1,006,252,951

SVT
New + Available Shares	5.15%
New + Available + Outstanding Grants	8.90%

Plan Duration
Total New Issuance + Number of Shares Remaining Available for Future Issuance	6,433,395
3-Year Annual Average of Unadjusted Burn Rate (0.79%)(1)	2,054,206
Total	3.1
(1)	Projected annual burn rate based on $6.50 share price as of market close on March 30, 2026.

As our Board continues to believe that the number of shares currently available for issuance under the Incentive Plan is not sufficient in view of our compensation structure and strategy and that the availability of the additional shares under the A&R Incentive Plan sought in Proposal 4 will ensure that we continue to have a sufficient number of shares of common stock authorized for issuance under the A&R Incentive Plan, the Board unanimously recommends that you vote “FOR” the approval of the A&R Incentive Plan.

Except as specifically stated herein, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read with the Proxy Statement and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended and supplemented by this Supplement.

Any vote “FOR” or “AGAINST” or “ABSTAIN” that has been previously made will be counted, respectively, as a vote “FOR” or “AGAINST” or “ABSTAIN” with regard to the A&R Incentive Plan, as described in the Proxy Statement and in this Supplement. If any stockholder of the Company has previously voted and would like to change his, her or its vote on any matter, such stockholder may revoke his, her or its proxy before it is voted at the 2026 Annual Meeting by submission of a proxy bearing a later date in the manner set forth in the Proxy Statement.